Exhibit 4.88

Offshore Credit Agreement

No.: 2020 Offshore No. 091502

Creditor: China Merchants Bank Co., Ltd. (hereinafter referred to as Party A)

Debtor: Changyou.com HK Limited (hereinafter referred to as Party B)

Upon application of Party B, Party A hereby agrees to provide Party B with a line of credit for its use through Party A’s offshore financial center according to the Agreement. Party A and Party B have reached consensus on the following terms and have entered into the Offshore Credit Agreement (the “Agreement”) through full consultation in accordance with the relevant laws and regulations.

Article 1 Line of Credit

1.1 Party A shall provide Party B with a line of credit of USD 370 million [☑The actual available amount of the line of credit shall be subject to the amount of the qualified standby letter of credit/letter of guarantee received by Party A (Please tick “Ö” in ☐ if terms of the Agreement apply)]. In which (Please tick “Ö”):

☐ Revolving line of credit (currency and amount)

☑ One-time line of credit USD 370 million .

The varieties of credit business under the line of credit include but are not limited to loans, trade financing, bills, letters of guarantee, corporation overdraft, derivative transactions and other types of credit business.

Revolving line of credit refers to the maximum amount of the sum of the principal and the balance of one or more type(s) of credit business mentioned in the preceding paragraph and provided by Party A to Party B during the credit period, which can be used continuously and circularly.

One-time line of credit refers to the cumulative amount of various types of credit business mentioned in the preceding paragraph and provided by Party A to Party B during the credit period, which shall not exceed the one-time line of credit amount approved by the Agreement. Party B shall not use the one-time line of credit circularly. The amount of multiple types of credit business applied by Party B shall start using the one-time line of credit amount until it is fully exhausted.

“Trade financing” includes but is not limited to letter of credit, import/export bill purchase, delivery guarantee, inward bills purchased under collection, packing credit, outward bills purchased under collection, export negotiation, import/export remittance financing, credit and insurance financing, factoring, commercial paper guarantees etc.

1.2 During the credit period, all the specific credit businesses, which have been applied by Party B and approved by Party A, will be incorporated into the Agreement automatically and occupy the line of credit hereunder.

1.3 If Party A handles the factoring business with Party B as the payer (debtor of accounts receivable), the creditor’s rights of accounts receivable transferred to Party A from a third party shall occupy the above line of credit. If Party B applies to Party A for the factoring business with Party B as the payee (creditor of accounts receivable), then Party A’s own funds or other legitimate sources of funds which are paid to Party B in the aforesaid business for the purpose of purchasing the creditor’s rights of accounts receivable/underwriting amount held by Party B shall occupy the aforesaid line of credit.

1.4 If Party A, after issuing a letter of credit (L/C), entrusts other financial institutions to transfer the L/C to the beneficiary in accordance with its internal procedures, such issuance as well as the bill purchase and delivery guarantee business that occurs under such issuance shall occupy the above line of credit;

When handling the import L/C business, if import bill purchase is actually incurred under the same L/C afterwards, the import L/C and the import bill purchase shall occupy the same line of credit at different stages. In other words, when the import bill purchase business occurs, the amount recovered after the L/C is paid out will be used for the import bill purchase, with the same line of credit used by the original import L/C.

☐ 1.5 If Party A and Party B have signed an Offshore Credit Agreement numbered         /         (hereinafter referred to as the “Original Agreement”), from the effective date of the Agreement, the unliquidated balance of specific business that has occurred under the Original Agreement (the specific amount of such balance shall be subject to Party A’s records and determination) shall be automatically included in the Agreement and directly use the line of credit hereunder, and the unused line of credit of Party B under the Original Agreement shall be abolished automatically. (please tick “Ö” in ☐ if this clause is applicable)

Article 2 Credit Period

The credit period is 12 months, which starts from December 14, 2020 and ends on December 13, 2021. Party B shall submit an application to Party A for use of the line of credit during the credit period, and unless otherwise provided herein or by the Parties, Party A will not accept Party B’s line of credit use applications that are submitted beyond the credit period.

Article 3 Use of the Line of Credit

3.1 Category and scope of the line of credit

The line of credit under the Agreement is (please tick “Ö” in either of the following two options):

( / ) 3.1.1 Comprehensive line of credit, the Parties agree on the specific business type and amount to be used by the line of credit as follows:

            /              ,             /

(Ö) 3.1.2 Single line of credit of working capital loan: It is used to repay the RMB loan of cross-border trade between Party B and Guangfa Bank Co., Ltd. (hereinafter referred to as Guangfa Bank) & Bank of East Asia(China) Co., Ltd. (hereinafter referred to as Bank of East Asia).

The loan hereunder shall be issued in installments: the first loan withdrew shall not exceed the US dollar equivalent to RMB 1.4 billion yuan to repay the RMB loan of cross-border trade received by Party B with Guangfa Bank and Bank of East Asia; the remaining loan withdrew shall not exceed the US dollar equivalent to RMB 1 billion yuan to repay the RMB loan of cross-border trade received by Party B with Bank of East Asia.

3.2 The category of the line of credit under the Agreement (revolving line of credit or one-time line of credit), the type of applicable Credit Business, the specific amount of line of credit for various types of Credit Business, whether various types of credit business are reversible, and the specific conditions of use shall be subject to the approval of Party A. If Party A adjusts its original approval opinions as required by Party B through application during the credit period, the subsequent approval opinions issued by Party A shall constitute the supplementation and changes to the original or preceding approval opinions, and so on.

3.3 Party B shall submit an application each time it plans to use the line of credit and submit the materials as required by Party A, and Party A shall approve and conduct applications on a case-by-case basis. Party A is entitled to decide whether to approve the application in accordance with its internal management and Party B’s operation conditions, or to unilaterally reject Party B’s application without assuming any legal liability. In case of any discrepancy between this clause and the remaining provisions hereof, the former shall prevail.

3.4 When Party A approves and agrees to the specific credit business to be conducted, the concrete business documents (including but not limited to a single-withdrawal agreement/application, framework agreement, offshore loan contract, specific business document, etc.) signed and concluded by and between Party A and Party B for the credit business shall constitute an integral part of the Offshore Credit Agreement. The specific amount, interest rate, length of maturity, use and expenses and other business elements for each loan or other credit businesses shall be jointly determined by the concrete business documents, business vouchers confirmed by Party A (including but not limited to loan receipt) and business records of Party A’s system.

In case that Party B applies for loans within the line of credit, Party A and Party B do not need to sign an Offshore Loan Contract for each loan, but Party B shall submit to Party A an offshore withdrawal application and the materials required by Party A for each time of applying a loan. Party A shall approve applications on a case-by-case basis. If Party A approves a loan, the specific contents shall be subject to the corresponding loan notes and the business records in Party A’s system. The contents not stated in the loan notes or Party A’s system shall be subject to the provisions hereof.

The offshore withdrawal applications, loan notes and Party A’s system business records shall constitute an integral part of the Agreement. In the event that the offshore withdrawal application is inconsistent with the loan notes and the business records in Party A’s system, the Parties hereto agree that the loan notes and the business records in Party A’s system shall prevail.

3.5 Every loan or other credits granted within the line of credit shall specifically determine their period for use according to Party B’s operation requirements and Party A’s regulations on business management. The due date of specific business shall not (“shall” or “shall not”) be later than that of the credit period. If such loan or other credits are guaranteed by a standby letter of credit/letter of guarantee, its due date shall not be later than five working days prior to the due date of corresponding standby letter of credit/letter of guarantee.

3.6 Credit review and adjustment. Party A is entitled to review the credits independently during the credit period and may, by notifying Party B in writing at any time, unilaterally modify the amount and other terms and conditions of the original credit, including cancellation of the credit.

Article 4 Interest and Expenses

4.1 The financing adopts (please tick “Ö” in either of the following two options):

☐ Fixed interest rate ☑ Floating interest rate

4.2 Determination of interest rate during the contract period (please tick “Ö” in “☐” if applicable):

4.2.1 The interest rate takes the ☑ monthly/☐/daily Libor on the pricing day or one or two working days before the pricing day in the same currency as the loan as the benchmark to ☑add or ☐ subtract 95 basis points (BPs). Party A shall determinate the date of interest rate determination as the pricing date, or one or two working days before the pricing date in accordance with international practices. The pricing date refers to the reference date used to determine the benchmark interest rate in the loan term or floating period. If the loan adopts fixed interest rate, the pricing date shall be the actual loan issuing date; if the loan adopts floating interest rate, the pricing date shall be determined in accordance with Article 4.2.2.

4.2.2 The floating interest rate shall float monthly/     /     daily, and the applicable benchmark interest rate in each floating period shall be determined as agreed herein. The actual issuance date of the loan is the pricing date of the first floating cycle, and then ☐ the first day of each floating cycle thereafter shall be the pricing date of such floating cycle; or ☑ the interest collection date of each floating cycle is the pricing date of the next floating cycle (please tick “Ö” in either of the following two options)

4.2.3 Party A is entitled to adjust such basis points, regularly or irregularly, in combination with changes in relevant national policies, international credit loan market prices or Party A’s own credit loan policies. Such adjustment shall take effect as from the date of notification from Party A to Party B (The notice shall be made through announcement at Party A’s outlets or on the official website of CMBC, or by sending to any contact address/method reserved by Party B herein); If Party B does not accept such adjustment, Party B shall have the right to make early repayment as agreed herein. Otherwise, it shall be deemed that it agrees to implement the benchmark interest rate and/or interest rate pricing method as adjusted by Party A.

Whenever the benchmark interest rate (applicable LIBOR or HIBOR) is less than 0, the benchmark interest rate (applicable LIBOR or HIBOR) shall be taken as 0.

In case of any discrepancy between this clause and the remaining provisions hereof, the former shall prevail.

4.3 Party A charges Party B a loan management fee of 0.65% per annum based on the average daily financing balance, which is charged ☐ one-time for the first use of line of credit, or ☑ in the way of payment with interest (please tick “Ö” in either of the two options).

4.4 If the loan term is less than 3 months (including 3 months), the loan interest shall be collected at the time of repaying the principal. If the loan term is more than 3 months, the charging dates of interest are March 21, June 21, September 21, December 21 of each year and the due date of loan, and the interest shall be charged to the date one day before the interest charging date. The loan interest shall be calculated according to the actual loan amount and the number of days actually occupied from the date when the loan is transferred into the borrowing account. Party B shall pay the interest on each charging date of interest and Party A may deduct the interest payable by Party B from any of its bank accounts. In case that Party B fails to pay the interest on time, the compound interest stipulated herein will be calculated for the unpaid interest (penalty interest included), according to the overdue loan interest rate.

If the loan is due on a holiday, the due date shall be automatically extended to the first working day after the holiday and the interest shall be charged in accordance with the number of days actually occupied.

4.5 In paying off the loan, the principal, the rest interest and the loan management fee (if any) must be paid off simultaneously.

4.6 If Party B fails to repay the loan on schedule, a penalty interest of 2%/year (overdue loan interest rate) will be charged on the basis of the original interest rate for the unpaid part of the loan from the date of overdue payment (penalty interest). The original interest rate is the applicable interest rate before the due date of the loan (including the acceleration of the due date) (In case of a floating interest rate, it shall continue to float before the overdue payment of the loan).

If Party B fails to use the loan as agreed herein, a penalty interest of 2%/year will be charged on the basis of the original interest rate for the part that is not used for the purpose as agreed herein as from the date when the purpose is changed. The original interest rate refers to the applicable rate before the change in the loan’s intended use.

If there are the overdue loans or use without conforming to the provisions of the Agreement, the interest accrual is calculated according to the higher rate in the above regulations.

4.7 The loan principal and interest, loan management fee and other relevant fees payable by Party B under the Agreement shall be exempted from any existing or future taxes, levies, fines, duties, fees or deductions of any nature collected by any tax authorities or other competent authorities, and shall neither be used for any offset, nor be the subject of any counterclaim, limitation or deduction. In the event that Party B is required to deduct any taxes, levies, fines, duties or fees from the payment according to any laws or regulations, Party B promises to undertake the above deductions or taxes, and warrants to pay such deductions or taxes in full amount to relevant tax or other competent authorities within the legal term, so as to ensure that the actual mount received by Party A equals to the amount before the deductions or taxes are deducted.

4.8 The actual amount of each loan/withdrawal, its starting and ending date, purpose, interest rate and other matters shall be subject to the loan notes (or record of Party A’s system). The contents not stated in the loan notes or Party A’s system shall be subject to the provisions hereof.

Article 5 Provisions on Guarantee

5.1 Where Party B or any third party accepted by Party A provides mortgage or pledge guarantee or joint guarantee with its property for all debts owed by Party B to Party A hereunder, Party B or the third party shall, as a guarantor, separately issue or sign a letter of guarantee upon the request of Party A as below:

5.1.1 For all debts that Party B owes to Party A hereunder, Beijing Branch of China Merchants Bank Co., Ltd. shall act as its joint and several guarantor and must provide Party A with a standby letter of credit/letter of guarantee in the same currency.

5.1.2 All debts that Party B owes to Party A hereunder shall be collateralized (pledged) by         /         with the property owned by it or legally entitled to disposition, and the Parties shall sign a separate guarantee contract.

5.2 If the guarantor fails to issue or sign the letter of guarantee or complete other procedures according to this clause (for example, the debtor of an account receivable raises objections before the account receivable is pledged), Party A shall have the right to reject Party B’s credit granting application.

5.3 Provided that the mortgagor has provided real estate mortgage guarantee for all debts that Party B owes to Party A hereunder, if Party B knows that the collateral has been or may be included in the scope of government demolition and expropriation, it shall notify Party A immediately and urge the mortgagor to continue using the government’s compensation to provide guarantee for Party B’s debts in accordance with the mortgage contract, to complete the corresponding guarantee procedures in a timely manner, or to provide other safeguard measures accepted by Party A in accordance with Party A’s requirements.

When it is necessary to reset the guarantee or take other safeguard measures as the collateral is involved in the aforesaid circumstances, the mortgagor shall assume the relevant expenses incurred and Party B shall be held jointly and severally liable for the expenses. Party A is entitled to deduct such expenses directly from Party B’s account.

Article 6 Rights and Obligations of Party B

6.1 Party B has the right:

6.1.1 To request Party A to provide loans or other credits within the line of credit in accordance with the requirements stipulated herein;

6.1.2 To use the line of credit in accordance with the provisions hereof;

6.1.3 To request Party A to keep confidential the production, operation, finance and accounts and other information provided by Party B, except as otherwise stipulated by laws, regulations, or as otherwise required by regulatory authorities, or as otherwise provided by the Agreement; and

6.1.4 To transfer the debt to a third party after obtaining the written consent of Party A.

6.2 Party B shall undertake the following obligations:

6.2.1 Party B shall provide the documents, as required by Party A, (including but not limited to its authentic quarterly financial report; annual financial report, major decisions and changes in the aspect of its production, operation and management, information about withdrawal and fund using, and collateral related information during the periods designated by Party A), and information about all the opening banks, accounts, deposit and loan balances. Besides, Party B shall coordinate with Party A’s investigation, review and check;

6.2.2 Party B shall accept the supervision by Party A in relation to its use of credit funds and production, operation and finance activities;

6.2.3 Party B shall use loans and/or other lines of credit in accordance with the arrangements under the Agreement and each concrete business document and/or usage commitments;

6.2.4 Party B shall repay principal, interest, and expenses of the loan, advance and other credit debt in full and on time in accordance with the Agreement and each concrete business document;

6.2.5 Transfer all or part of the debts hereunder to a third party after obtaining the written consent of Party A;

6.2.6 In any one of the following circumstances, Party B shall promptly inform, and actively cooperate with Party A to implement security measures for safe repayment of loans, advances and principal and interest of other credit debts as well as all related expenses under the Agreement:

6.2.6.1 Party B encounters a major financial loss, asset loss, or other financial crises;

6.2.6.2 Party B provides any third party with loan or surety bond, or mortgage (pledge) guarantee with its own property (right);

6.2.6.3 Party B suspends its business, has its business license revoked or canceled, files for or is filed for bankruptcy, dissolution, etc.;

6.2.6.4 A major crisis occurring in the operation or finance of Party B’s controlling shareholder, its other affiliated companies, or actual controller, or a personnel change in legal representative/principals, directors or important senior management, or Party B, its controlling shareholder, actual controller or senior management of its affiliated companies being punished by the competent authorities of the State/their personal freedom being restricted/being imposed of coercive measures, or missing for over 7 days, which may affect its normal operation;

6.2.6.5 Party B incurs any litigation, arbitration or criminal or administrative penalties, which have material adverse consequences on operations or property status of Party B;

6.2.6.6 Party B has changes in important enterprise information, such as the company name, registered address, place of business, and beneficial owners;

6.2.6.7 Party B or its actual controller is engaged in a large amount of private usury; or has adverse records such as borrowing new debts to repay old ones, overdue records, debit interest in other financial institutions; or is involved in a debt crisis due to the internal capital chain rupture of Party B’s affiliated enterprise; or Party B’s project is suspended, delayed or encounters a major investment failure.

6.2.6.8 Party B encounters other significant matters that might affect its solvency.

6.2.7 Party B shall not slacken off management and recourse to its due creditor’s rights, or dispose of any existing main property for free or in any other inappropriate manner.

6.2.8 Party A’s consent is necessary for Party B’s major matters such as merging (consolidation), separation, reorganization, joint venture (cooperation), transfer of property (share) rights, shareholding reform, investment in a foreign country, increased debt financing.

6.2.9 Party B shall do the following checked affairs as required by Party A (please tick “Ö” in the applicable ☐):

☐ Insure its core assets and designate Party A as the first in line beneficiary;

☐ Not sell or mortgage the         /         assets designated by Party A prior to the settlement of credit debts;

☐ Impose the following restrictions on dividends distributed to its shareholders as required by Party A prior to the settlement of credit debts:

                         /                         ☐ Other:                     /

6.2.10 Where the accounts receivable is pledged dynamically, Party B shall guarantee that the undrawn credit granting amount, at any time during the credit period, shall be less than 80% of the amount of pledged accounts receivable. If the undrawn amount is higher than the point, Party B is required to have new accounts receivable pledged to the satisfaction of Party A or have additional amount deposited into the margin account until the amount of pledged accounts receivable × 80% + effective margin > the undrawn credit granting amount.

6.2.11 Provided that Party B has pledged the margin deposit, if the balance of the margin account is less than  /  of the amount of specific business due to exchange rate fluctuations, Party B is obliged to increase the corresponding amount of deposit or provide other guarantees in accordance with Party A’s request.

6.2.12 The payment for sales under import account shall be recovered from the account designated by Party A. For export negotiation, the bills and/or invoices under L/C shall be transferred to Party A.

6.2.13 Party B shall guarantee that any settlement, payment and other balancing transactions will be accounted in its bank settlement account opened with Party A. The amount of settlement transactions of Party B in the designated account during the credit period shall not be less than the proportion of Party B’s financing amount with Party A to its total financing amount with all the banks.

Article 7 Rights and Obligations of Party A

7.1 Party A has the right:

7.1.1 To request Party B to repay in full and on time the principal and the interest of loans, advances, and other debts under the Agreement and the specific business documents;

7.1.2 To require Party B to provide information related to the use of its line of credit;

7.1.3 To know about Party B’s production, operation and financial activities;

7.1.4 To supervise Party B to use loans and/or other line of credits for the purpose as agreed in the Agreement and each specific business document; where necessary, to directly suspend or restrict the enterprise E-bank function/enterprise App/other online functions (including but not limited to the shutdown of E-bank function/enterprise App/other online functions and presetting payment objects/limit of single pay amount/limit of stage pay amount, and other restrictive measures) of Party B’s account, restrict other electronic payment channels and the selling of settlement vouchers, or restrict the counter payment and transfer of Party B’s account, and the payment and universal withdrawing function of the non-counter channel, such as telephone banking and mobile banking;

7.1.5 To entrust other branches of China Merchants Bank in the locality of the beneficiary to open the overriding letter of credit in accordance with its internal procedures after the acceptance of Party B’s application to open a L/C;

7.1.6 To deduct money directly from or through Party A’s domestic branches, the accounts opened by Party B for the purpose of repaying debts owed by Party B under the Agreement and specific business documents (when the credit debt is not in RMB, Party A has the right to deduct a corresponding amount from Party B’s RMB account in accordance with the foreign exchange rate published upon the deduction to purchase foreign currencies to repay the principal, interest and expenses of the credit) under the premise that the margin account of Party B cannot be deducted in full;

7.1.7 To transfer Party B’s debt and take such measures as deemed appropriate, including but not limited to fax, mail, personal delivery, announcements on the public media, etc., to notify Party B of the transfer matters, and conduct collection from Party B;

7.1.8 To supervise Party B’s accounts by itself or by entrusting other institutions of China Merchants Bank other than Party A, and control the payment of the loan funds according to the intended use of the loan and the payment range as agreed by the Parties;

7.1.9 When Party A discovers that Party B has violated any of the provisions specified herein, Party A shall be entitled to require Party B to implement the security measures for repayment of principal, interest and all expenses of the credit debts hereunder as required by Party A and Party B shall actively cooperate with this respect. Party A has the right to adopt one or several default remedy measures stipulated in the article “Default Event and Treatment” in the Agreement if Party B fails to cooperate with Party A; and

7.1.10 To exercise other rights stipulated herein.

7.2 Party A shall undertake the following obligations:

7.2.1 Party A shall grant loans and provide other lines of credit to Party B within the limit of line of credit in accordance with the Agreement and terms and conditions in each specific business document; and

7.2.2 Party A shall keep confidential the assets, finance, production and operation of Party B, except as otherwise specified by laws, regulations, regulators, or the information provided to Party A’s affiliated companies, external auditing, accounting or lawyers and other professional institutions, which bear the same obligation of confidentiality.

Article 8 Special Undertakings of Party B

8.1 Party B is a legal entity duly incorporated and validly existing under the laws of the place of registration, and Party B has a full civil capacity to sign and fulfill the Agreement;

8.2 The execution and fulfillment of the Agreement has been fully authorized by the Board of Directors or other competent authorities.

8.3 Documents, data and certificates of Party B, guarantor, mortgagor (pledgee), mortgage (pledge) and so on as provided by Party B are authentic, accurate, complete and valid, and do not contain any major faults at variance with facts or miss out any material fact;

8.4 Party B will strictly conform to the concrete business documents, and the various letters and related documents issued to Party A;

8.5 There is no litigation, arbitration or criminal and administrative penalty that may have a significant adverse impact on Party B or its major property, and no such things shall occur during the performance of the Agreement. In case of such occurrences, Party B shall notify Party A immediately.

8.6 Party B shall strictly abide by laws and regulations of the place of registration, the principal place of business and China in its business activities, carry out all sorts of business activities in strict accordance with the business scope stipulated in Party B’s articles of association or that approved according to law, and handle registration and annual inspection procedures in a timely manner;

8.7 Party B undertakes to keep or improve current business operating and management level, and ensure the maintenance and appreciation of current assets. It shall not abandon any creditor’s rights expired. Nor shall it dispose of current property for free or in any other inappropriate ways.

8.8 Party B shall not pay off other long-term debts ahead of time without Party A’s permission.

8.9 When using the loans or other granted credit hereunder, Party B shall not violate the relevant provisions in the Anti-Money Laundering Law of the People’s Republic of China and in other laws, regulations and of Party A relating to anti-money laundering; the laws and regulations relating to anti-money laundering of Party B’s place of registration, office, site for business operation and the place where business occurred; or any other applicable laws and regulations concerning anti-money laundering. The source of the loan funds or other granted credit, and repayment funds hereunder shall not involve any high-risk countries and regions, or any industries that do not conform to Chinese laws and regulations, such as gambling, or any money laundering activities, terrorist financing activities or diffuse financing activities, or any activities belong to the sanction projects of the United Nations, the People’s Republic of China and other international organizations or countries. If Party A finds that Party B’s account has abnormal transactions or involved in money laundering, terrorist financing or diffuse financing activities, or other activities in violation of the aforesaid regulations or other sanction programs, or Party B fails to provide documents proving the legitimacy and rationality of the business and business background in time, Party A shall have the right to require repayment in advance with immediate effect, take control measures to terminate relevant business relationships and freeze relevant funds in accordance with laws and regulations.

In order to understand the purposes of Party B’s loan or other granted credit and the source and nature of the repayment funds, Party B shall, as requested by Party A, promptly provide documents and materials that can prove the purposes of the loan or other granted credit, and the source and nature of the repayment funds.

8.10 The loan project applied under the credit shall conform to the requirements of all applicable laws and regulations. The loan shall not be used for speculation in negotiable securities, futures or real estate in violation of regulations. In addition, the loan shall not be used to conduct debit and credit to obtain illegal incomes, in the production and operation field and for purpose that are forbidden by the State or for other purposes except as stipulated in the Agreement and each concrete business document;

If the payment for loan fund is made by the borrower itself, Party B shall summarize and report fund payment to Party A periodically (at least on a monthly basis), and Party A has the right to verify whether loan payment accords with the Agreement by means of account analysis, certificate verification, and on-site investigation.

8.11 Party B shall not be involved in any other major events that affect the performance of its obligations hereunder at the time of signing and fulfilling the Agreement.

8.12 Within one week after each loan hereunder is issued, Party B shall provide Party A with the certificate of RMB loan of cross-border trade repayment to Beijing AmazGame Age Internet Technology Co., Ltd. in Bank of East Asia or China Guangfa Bank (including but not limited to remittance record, repayment certificate, etc.). Meanwhile, Party B shall guarantee and urge Beijing AmazGame Age Internet Technology Co., Ltd. to transfer amount corresponding to the deposit to be pledged in full to the account opened with Party A by Beijing AmazGame Age Internet Technology Co., Ltd. within one week after each loan hereunder is issued.

8.13 In the event that the term of the loan hereunder exceeds one year, Party B shall complete the recordation of medium and long-term foreign debts before the withdrawal with the National Development and Reform Commission as required in the document “No. 2044 [2015] of the National Development and Reform Commission” issued by the National Development and Reform Commission, and provide relevant evidential materials.

8.14 Upon issuance of the loan hereunder, Party B shall submit relevant materials such as fund use certificate as required by Party A.

8.15 Prior to the settlement of all business hereunder, the accumulated undistributed profit amount of Beijing AmazGame Age Internet Technology Co., Ltd. shall not be less than the total amount of all financing principal and interest issued by Party A to Party B, and the dividends of Beijing AmazGame Age Internet Technology Co., Ltd. shall first be used to repay the financing of Party A.

8.16 Beijing AmazGame Age Internet Technology Co., Ltd. shall pledge the deposit of no less than RMB 1.4 billion yuan at Beijing Branch of China Merchants Bank Co., Ltd. within 7 natural days after the first loan issued by Party A to Party B.

8.17 After Party A completes the issuance of all loans to Party B, Beijing AmazGame Age Internet Technology Co., Ltd. shall add pledge of deposit of no less than RMB 1 billion yuan at Beijing Branch of China Merchants Bank Co., Ltd. within 7 natural days after the date of the last loan issued by Party A, so as to ensure that the total amount of the pledged deposit is not less than RMB 2.4 billion yuan.

8.18 Before the settlement of all business hereunder, if (the loan principal issued by Party A to Party B *110% + interest per period) *real-time exchange rate ≥ (deposit pledge amount of Beijing AmazGame Age Internet Technology Co., Ltd. at Beijing Branch of China Merchants Bank Co., Ltd.*92% + appraisal alue of house mortgage*45%), Beijing AmazGame Age Internet Technology Co., Ltd. will increase the total amount of the above deposit pledge within 5 working days as required by Beijing Branch of China Merchants Bank Co., Ltd., so that (the loan principal issued by Party A to Party B*110% + interest per period) *real-time exchange rate< (the above deposit pledge amount * 92% + appraisal value of house mortgage*45%).

Article 9 Other Expenses

Due to the expenses for credit investigation, inspection, notarization in connection with the Agreement, and in case that Party B fails or is unable to repay the debts owed to Party A on time under the Agreement, all costs incurred by Party A to execute the creditor’s right, such as attorney fees, legal costs, travel expenses, announcing fees and service fees, shall be borne by Party B in full, which shall be deducted by Party A from Party B’s bank account opened with Party A as authorized by Party B. In case of any shortfall, Party B undertakes to pay back the exact amount upon receipt of Party A’s notice.

Article 10 Default Event and Treatment

10.1 Party B shall be regarded as in default in case of any of following situations:

10.1.1 Party B fails to perform or violate the obligations hereof;

10.1.2 The relevant representations and undertakings hereunder are untrue or incomplete, or Party B violates the provisions thereof;

10.1.3 Party B fails to withdraw and disburse the loan as agreed herein, fails to repay the principal, interest or expenses of the loan in full and on time as stipulated herein, fails to use the funds in the withdrawal account, or does not accept Party A’s surveillance and fails to make any rectifications as required by Party A;

10.1.4 Party B has a material breach of the contract legally signed with other creditors, and such breach has not resolved completely within three months as of the date of the breach.

The foregoing material breach of the contract means that Party B’s creditors are entitled to claim a sum of more than RMB 20 million yuan from Party B due to its breach.

10.1.5 Where Party B is a listed enterprise or plans to be listed, its listing encounters significant impediment or its listing application is suspended, it is imposed with self-discipline supervision measures by the stock exchange for more than three times in total such as warning letter, order to correct, limitation on transaction of stock account, or is given disciplinary punishment, or its listing is terminated, etc.;

10.1.6 Where Party B is a supplier of government’s procurement department, the risk information released against Party A’s credit repayment appears, such as the government’s procurement department’s delaying payment continuously or accumulatively for three installments, or Party B’s being canceled as a supplier (listed into the blacklist of government procurement), untimely goods supply, instable product quality, operational difficulty, significant financial deterioration (insolvency), and project shutdown, etc.

10.1.7 Party B’s financial indices fail to continuously conform to the requirements as stipulated in the Agreement/concrete business document, or any preconditions (if any) for Party A to grant credit/financing to Party B as stipulated in the Agreement/concrete business document are not met continuously.

10.1.8 Party B uses the loan in the form of “breaking up the whole into parts” to avoid the payment of loan funds entrusted by Party B to Party A according to the provisions hereof.

10.1.9 Party B’s business activities may bring risks of anti-money laundering or sanctions compliance to Party A.

10.1.10 Other circumstances in which Party A believes that its legitimate rights and interests are damaged.

10.2 Where one of the following situations involving the guarantor occurs, and Party A believes that its guarantee capacity may be influenced and requires the guarantor to eliminate the detrimental effect thereof or requires Party B to increase or change the guarantee conditions, but the guarantor and Party B do not cooperate, it shall be regarded as default event.

10.2.1 The guarantor fails to immediately notify Party A and to actively cooperate with Party A to implement relevant safeguard measures in occurrence of one of similar situations as described in clause 6.2.6, or fails to obtain the consent of Party A in occurrence of the situations as described in clause 6.2.8;

10.2.2 The guarantor conceals its actual capacity to assume the guarantee liability, or fails to obtain authorization from the board of directors or any competent authority when issuing standby letter of credit or irrevocable letter of guarantee;

10.2.3 The guarantor fails to go through the annual inspection registration procedures and the business term extension/prolonging procedures on time;

10.2.4 The guarantor is slack to manage and claim its due debts, or dispose of existing major assets in a non-reimbursable and other improper manner.

10.2.5 The guarantor fails to perform or violate the obligations of the letter of guarantee/guarantee text;

10.3 In case of any of the following circumstances where Party A considers that it may make mortgage (pledge) ineffective or mortgage (pledge) insufficient to the mortgagor (pledgor) and that Party A requires the mortgagor (pledgor) to eliminates the relevant adverse impact or requires Party B to add or exchange warrant conditions, the mortgagor’s (pledgor’s) and Party B’s rejections for cooperation shall be deemed as a default event.

10.3.1 The mortgagor (pledger) does not possess the ownership or right of disposition of the collateral (pledge), or there is any dispute over the ownership;

10.3.2 The mortgage/pledge registration formalities concerning the collateral (pledge) have not been completed or the collateral (pledge) has been sealed up, detained, supervised, has shared/statutory priority (including but not limited to the priority of construction project funds), and/or such circumstances that have occurred are concealed;

10.3.3 Without the prior written consent of Party A, the mortgagor shall not transfer, lease, remortgage, or dispose of the collateral in any other improper manner; or the mortgagor’s earnings from disposing of the collateral with the prior written consent of Party A are not used to repay Party B’s debts owed to Party A as required;

10.3.4 The mortgagor fails to properly keep, maintain, and repair the collateral, and as a result the collateral significantly depreciates; or the mortgagor’s behavior directly damages the collateral, resulting in a decrease in the value of the collateral; or the mortgagor fails to insure/renew the insurance for the collateral during the mortgage period according to Party A’s request;

10.3.5 The collateral has been or may be included in the scope of government demolition and expropriation, but the mortgagor fails to immediately notify Party A or to fulfill its relevant obligations as stipulated in the mortgage contract;

10.3.6 If the mortgagor uses its mortgaged property in China Merchants Bank to provide second mortgage guarantee for the business hereunder, the mortgagor settles his personal mortgage loan in advance without Party A’s consent before Party B pays off the credit granted hereunder.

10.3.7 The pledgor uses its financial products as the pledge, and the source of the subscription fund is illegal or illegitimate;

10.3.8 There is any event or potential event that may impact the mortgage (or pledge) value or the mortgage (or pledge) right of Party A.

10.3.9 Party B fails to perform or violate the obligations of the guarantee text;

10.4 In case that the guarantee hereunder includes the pledge of accounts receivable, if the debtor of the accounts receivable involves in significant deterioration in business, transfer of properties/flight of capital to avoid its debts, or collaborated with the pledger of the accounts receivable to change the payment path resulting in no payment of the accounts receivable entering the payment account, loss of commercial reputation, loss or possible loss of the capacity for fulfilling the contract or other major events that affect its debt paying ability, Party A has the right to require Party B to provide relevant guarantees or new effective accounts receivable for pledge; if Party B fails to do so, it shall be deemed as a breach of contract.

10.5 If any above-mentioned event of default occurs, Party A is entitled to take the following measures respectively or jointly:

10.5.1 Reduce the line of credit under the Agreement, or cease the use of the remaining line of credit;

10.5.2 Recover the financing principal, interest and pertinent expenses that have been issued within the line of credit;

10.5.3 With respect to the bill of exchange that has been accepted or the letter of credit, letter of guarantee, letter of guarantee for delivery that has been opened by Party A (including the entrusted overriding ones) during the credit period, whether Party A has advanced or not, Party A may require Party B to post margin or meet margin calls as the guarantee money for repaying the subsequent advances of Party A under the Agreement, or to hand over the corresponding amount to a third party for drawing as the margin of Party A for its future advances for Party B;

10.5.4 With respect to the creditor’s rights for the unliquidated accounts receivable transferred by Party B to Party A under the business of factoring, Party A shall have the right to require Party B to immediately fulfill the repurchase obligation and pursue other recovery measures; for Party A’s creditor’s rights to Party B for accounts receivable which are transferred to Party A under the business of factoring, Party A shall have the right to recourse against Party B with immediate effect.

10.5.5 Freeze/deduct the deposit in Party B’s settlement account and/or other accounts directly or through the domestic institutions of Party A to pay off all debts of Party B under the Agreement and each concrete business document; stop opening new settlement account for Party B, stop processing new credit card of Party B’s legal representative;

10.5.6 Directly require Party B to provide other property acceptable by Party A as the new guarantee, as appropriate, and where Party B fails to provide new guarantee as required, it shall pay liquidated damages equal to 30% of the amount of line of credit hereunder.

10.5.7 Report Party B’s default and unfaithful acts to credit reporting institutions and China Banking Association;

10.5.8 Dispose of the mortgage and pledge and/or make recovery from the guarantor according to the stipulations in the guarantee document;

10.5.9 Party A may recourse as per the stipulations herein.

10.6 The funds claimed by Party A shall be reimbursed in accordance with the sequence of first later and then earlier actual maturity dates of the granted credits. The liquidation order for each concrete granted credit shall be as per the sequence of first expenses, penalty, compound interest, penalty interest, interest and finally the credit principal, until the entire principal and interest and their related expenses are paid off.

Party A shall be entitled to unilaterally adjust the aforementioned repayment sequence, unless otherwise required by the laws and regulations.

Article 11 Repayment and Repayment in Advance

Party B shall repay the loan principal, the remaining unpaid interest and the loan management fee in a lump sum at the due date of each loan. If Party B applies for early repayment, the first repayment date of any loan shall not be earlier than 6 months after the withdrawal of the loan, and the repayment shall be made only on the interest collection date with the single repayment amount no less than USD 10 million. Party B shall submit a written application to Party A no later than 14 working days prior to the planned early repayment date and pay Party A liquidated damages for early repayment. The liquidated damages for repayment in advance = amount to be repaid in advance * ratio of the liquidated damages (0%). If Party A agrees Party B’s application for repayment in advance after review, Party B shall pay Party A the liquidated damages for the repayment in advance in full within the period required by Party A, otherwise, Party A still has the right to refuse Party B’s application for repayment in advance. Party A has the right but is not obliged to reduce the amount of Party B’s liquidated damages for repayment in advance on its own discretion according to the factors, such as Party B’s remaining term of the loan when it repays in advance.

In the event that Party B repays the loan in advance, the interest rate shall still be subject to the Agreement and the interest payable shall be calculated based on the actual loan term.

Article 12 Miscellaneous

12.1 During the term hereof, Party A’s tolerant, postponed or delayed exercise of its interests or rights hereunder for any default or delay of Party B shall not impair, impact, or restrict any and all rights and interests that Party A is entitled to as a creditor in accordance with the relevant laws and regulations and the Agreement, nor shall it be deemed as Party A’s permission or acceptance of any breach of the Agreement or be deemed as Party A’s waiver of its right to take actions against existing or future defaults.

12.2 If the Agreement becomes legally invalid in full or in part for whatever reason, Party B shall still be liable for repayment of all debts that it owes to Party A hereunder. If that happens, Party A is entitled to terminate the performance of the Agreement and may immediately claim all debts owed by Party B hereunder.

If Party A faces a cost increase during the performance of its obligations hereunder due to any change to the applicable laws and policy requirements, Party B shall compensate Party A for the increased cost as required.

12.3 The notifications, requirements or other documents, etc. of the Parties related to the Agreement shall be sent in writing (including but not limited to letter, fax, email, E-bank function/enterprise App and other E-platforms, SMS or WeChat, etc.)

Party A’s Contact Address: Building 3 of South Main Building, No.65 Courtyard, Bajiaodong Street, Shijingshan District, Beijing

Corporate Email: zhangjingjing@cyou-inc.com	Fax No.:/

Mobile Phone No. of Contact Person: 61927559	Corporate WeChat ID:/

Party B’s Contact Address of Party A: 7/F, Tower D, Global Trade Center, 36 Beisanhuandong Lu, Dongcheng District, Beijing, P.R. China

Corporate Email: synthesis@cmbchina.com	Fax No.: 59575087

Mobile Phone No. of Contact Person: 17600355610	Corporate WeChat ID:/

12.3.1 Any notice, request, or other document that is delivered by a specially assigned person (including but not limited to by a lawyer, notary, or courier) shall be deemed to have been served when the recipient signs on it (if the recipient refuses to accept it, it shall be deemed to have been served seven days after the date of rejection, return, or delivery (whichever is earlier)). Any notice, request, or other document that is delivered by postal service shall be deemed to have been served seven days after the date of posting. Any notice, request, or other document that is delivered by fax, email, Party A’s E-platforms, SMS, WeChat, or other electronic means shall be deemed to have been served on the date when the sender’s corresponding system shows successful delivery.

Where Party A notifies Party B of assignment of debts or collects funds from Party B via the announcement on the public media, the announcing date shall be regarded as the service date.

Where either party changes own contact address, email, fax number, mobile phone number or WeChat account, it shall notify the other party within five working days from the date of change, or the other party shall be entitled to send the documents as per the original contact address or information. Where the service fails due to change in contact address or contact information, the returning date or seven days after posting (whichever is earlier) shall be regarded as the service date. The changing Party shall assume the possible losses resulted therefrom, and the legal validity of service shall not be prejudiced.

12.3.2 The foregoing contact address, email address, fax number, mobile phone number, and WeChat ID of the Parties listed herein shall be used as their respective address for service of notary documents and judicial documents (including but not limited to the indictment/arbitration application, evidence, subpoena, notice of appearance, notice of adducing evidence, notice of court session, notice of hearing, written judgment/arbitration award, written verdict, mediation agreement, notice of time-limited performance, and legal instruments at the hearing and execution stages). Such documents shall be deemed to have been served when the court or the notary office has delivered them in written form to the address prescribed herein (refer to the preceding paragraph 12.3.1 for specific service provisions).

12.4 The Parties agree that for business applications under the trade financing business, Party B shall stamp the reserved seal according to the Seal Card provided by it to Party A on such applications, and the Parties shall recognize the validity of the seal. Party B may submit all business applications to Party A by fax with a payment password in accordance with the Authorization and Compensation Guarantee Concerning “Verified Fax Instructions” signed with Party A. The Parties acknowledge that the business applications submitted by fax with a payment password shall be equally authentic as those submitted in written form.

12.5 Special Terms on Business of Derivatives Transaction

12.5.1 The derivatives transaction operated by Party A upon Party B’s application may occupy the line of credit in accordance with a certain percentage of transaction’s nominal principal/transaction amount, or in the case of floating loss of derivatives transaction, Party A may increase Party B’s line of credit occupied by the transaction as per the concrete stipulations made by and between the Parties (When each transaction occurs concretely, Party A determines the concretely occupied amount of line of credit as per the variety, term, risk level, risk degree coefficient of the business corresponding to the deducted line of credit, etc.). The actually occupied amount of line of credit shall be subject to the transaction files issued by Party A, such as notice of occupying of line of credit and/or transaction confirmation letter/letter of confirmation, etc.

12.5.2 The derivatives transaction with balance or suffering from loss during the credit period shall occupy the line of credit as per the preceding clause regardless of whether the transaction date is within the credit period.

12.6 The Parties hereto acknowledge that where Party B submits an online credit granting application or a business voucher through Party A’s E-platform (including but not limited to enterprise banking/enterprise App), an electronic signature produced in the form of digital certificate shall be deemed as Party B’s valid stamp and signature substantiating Party B’s true intention. Party A shall rely on the application information submitted on the online banking system to produce and issue relevant certificates. Party B shall admit the truthfulness, accuracy and legality of, and agree to be bound by, these certificates.

12.7 The written supplementary agreement with respect to any outstanding matter not covered herein and changes hereto reached and concluded by the Parties through consultation and the specific documents hereunder shall constitute an integral part of the Agreement.

12.8 For the convenience of businesses, all operations of Party A involved in the transaction (including but not limited to accepting the application, auditing the materials, granting loan, confirming transaction, withholding money, query, printing receipt, collecting, deducting and recalling funds, etc. and various notifications) may be processed by any outlets of Party A, and these outlets may generate, sign off or issue related letters. The business operations and letters of the outlets of Party A shall be regarded as made by Party A and shall be binding upon Party B.

12.9 The appendixes hereto (if any) shall constitute integral parts hereof and be automatically applicable to the specific business that actually occurs between the Parties.

12.10. The Agreement may be modified or terminated upon consultation and consensus by both Parties. The Agreement shall remain in force before the conclusion of a written agreement. Neither Party shall unilaterally modify, alter or terminate the Agreement without the consent of the other Party.

Article 13 Governing Law and Dispute Resolution

13.1 The conclusion, interpretation and dispute resolution of the Agreement shall be governed by the laws of the People’s Republic of China (for the purpose of the Agreement, excluding the laws and regulations of Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region, the same as below) and the rights and interests of the Parties shall be protected by the laws of the People’s Republic of China.

13.2 The disputes arising from performance of the Agreement between the Parties shall be settled through consultation. If no agreement can be reached through such consultation, either Party may (please tick “Ö” in ☐ among any of the following three options):

☐ 13.2.1 Institute legal proceedings to a competent people’s court;

☐ 13.2.2 Bring a lawsuit to a competent people’s court at the place where the Agreement is signed; The Agreement is signed and concluded at     /     ;

☑ 13.2.3 Apply to China International Economic and Trade Arbitration Commission for arbitration in Beijing.

13.3 Party A may, in order to recover Party B’s debts, directly apply to a competent people’s court for enforcement of the debts owed by Party B under the Agreement and the concrete business documents to which a notary public has legally granted the effectiveness of forcible execution upon application by the Parties.

Article 14 Effectiveness

The Agreement shall take effect as of the date of Party A’s special seal for contract and the signature of Party B authorized signatory, and shall automatically become null and void on the date when all debts owed by Party B to Party A and all other related expenses are paid off.

Article 15 Supplementary Provisions

The Agreement is made in duplicate, with one copy for Party A and Party B and /     , and each being equally authentic.

Special Reminder:

All terms hereof have been fully consulted by the Parties. Party B has been reminded by Party A to pay special attention to and make full and good understanding of the terms with regard to the exemption or limitation on Party A’s liabilities, the rights owned by Party A unilaterally, the increase of Party B’s liabilities, and the limitation on Party B’s rights. Party A has explained the above terms as required by Party B. The Parties hereto have the same understanding of the terms of the Agreement.

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(This is the signature page of the Offshore Credit Agreement numbered 2020 Offshore No. 091502)

Party A: China Merchants Bank Co., Ltd.

Authorized Signatory (signature): /s/ China Merchants Bank Co., Ltd.

Date of Signing: December 4, 2020

Party B: Changyou.com HK Limited

Authorized Signatory (signature):/s/ Tsan Hing HUI

Date of Signing: December 4, 2020

Place of Signing: China